MICHAEL H. SANDIDGE

2741 Easty Street

Wenatchee, Washington

U.S.A.

January 12, 2006

Consent of Expert

U.S. Securities and Exchange Commission

One Station Place

100 F Street NE

Washington, D.C.  20549

Dear Sir/Madam:

Re:  McNab Creek Gold Corp. (the “Company”)

I have reviewed the information contained in the Company’s Form 10-SB – amendment no. 4 registration statement (the “Form 10-SB”) (SEC File No. 0-50915) filed by the Company.  I consent to the use of information provided by me to the Company which is contained in the Company’s Form 10-SB and any amendments thereto.  I consent to the reference to my name in the Form 10-SB and any amendments thereto.

Yours truly,

Per:

Michael H. Sandidge,

Professional Geologist